Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), between Ware H. Grove, an individual (the “Employee”), and CBIZ, Inc., a Delaware corporation (the “Company”), amends and restates (and supersedes) the Employment Agreement entered into by Employee and the Company dated as of December 12, 2000, as amended effective as of November 22, 2010 (the “Prior Agreement”). This Agreement is executed and effective as of March 30, 2017.

PRELIMINARY STATEMENT

The Company desires to continue to procure the services of Employee and Employee desires to continue to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration and as a condition of the Employee’s employment by the Company and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

TERMS

1. Employment At Will. The Employee shall commence employment with the Company on December 12, 2000 (the “Commencement Date”). The Employee shall be employed by the Company on an “at will” basis as that term is construed under Ohio law and the Employee’s employment shall continue until such employment is terminated by Employee or by the Company, with or without Cause (as defined in Section 2 below). It is expressly understood and agreed between the Company and the Employee that the duration of the Employee’s employment is unspecified and rests in the sole discretion of the Company.

2. Discontinuation of Position.

(a) In the event Employee’s employment terminates following the execution of this Agreement, the Company shall provide Employee with the payments and benefits set forth below; provided, however, that in no event shall a payment be made under this Section due to Employee’s termination of employment unless such termination constitutes a “Separation from Service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Notwithstanding anything to the contrary contained in Section 1 hereof, following a Change in Control (as defined in Exhibit A attached hereto) at any time while the Employee is employed by the Company, and an election by the Employee to terminate his employment with the Company (or its successor) for Good Reason within two years of such Change in Control, the Company (or its successor) shall pay the Employee a multiple of two (2) times the sum of (i) his current base salary at the time of Employee’s Separation from Service (“Base Salary”), plus (ii) the average bonus paid to Employee in the three-year period immediately preceding the year of termination (the “Average Bonus”), payable in pro rata monthly amounts for a period of twenty-four (24) months subsequent to Employee’s Separation from Service following the date of such Change in Control.

(c) Similarly, if at any time while the Employee is employed by the Company the Company terminates the Employee without Cause, the Company shall pay the Employee a multiple of two (2) times the sum of (i) his Base Salary, plus (ii) the Average Bonus, payable in pro rata monthly amounts for a period of twenty-four (24) months subsequent to Employee’s Separation from Service.

(d) In addition, if the Employee terminates his employment under either Section 2(b) or Section 2(c) above, the Company will continue to provide health and welfare benefits to the Employee and his dependents at the same levels and for the same costs as exist on the date of Change in Control or termination, as applicable, for a period of twenty four (24) months thereafter; provided, however, that the Company’s obligations to provide health and welfare benefits shall expire prior to such twenty four (24)-month period if the Employee accepts other employment during such period and Employee is eligible to receive health and welfare benefits pursuant to such employment.

(d) As used herein, the term “Cause” shall mean (i) fraud, misappropriation, embezzlement, or willful conduct, gross misconduct or dishonesty on the part of the Employee that is materially injurious to the Company, (ii) the conviction of a felony or the commission of an act involving moral turpitude, (iii) the Employee’s failure to perform his duties with the Company or to carry out the reasonable and lawful directives of the Company’s Chief Executive Officer, which failure has not been cured within thirty (30) days after notice of such failure is given to the Employee by the Company, (iv) the Employee’s breach of any provision of this Agreement, which breach has not been cured within thirty (30) days after notice of such breach is given to the Employee by the Company, or (v) termination occurring as a result of the Employee’s death or permanent disability. The Employee will be deemed to be permanently disabled if the Employee is unable to fully perform his duties and responsibilities hereunder by reason of physical or mental illness, injury or incapacity for ninety (90) days in any twelve (12)-month period. As used herein, the term “Good Reason” shall mean: (i) the Company materially reduces Employee’s authority, duties or responsibilities from those set forth in Section 3 below; (ii) the Company materially reduces Employee’s Base Salary from that set forth in Section 4(a) below (but only to the extent that such reduction results in a substantial reduction in Employee’s total compensation); (iii) Employee is required to report to anyone other than the Chief Employee Officer of the Company or the Board of Directors of the Company, such as another corporate officer or employee; (iv) the Company changes Employee’s principal place of employment to a location that is more than 50 miles from the geographical center of Cleveland, Ohio, or changes the Company’s principal Employee offices to a location that is more than 50 miles from the geographical center of Cleveland, Ohio; or (v) the Company materially breaches any of its obligations under this Agreement; provided, however, that notwithstanding the foregoing, no termination of employment by Employee shall constitute a termination for “Good Reason” unless (x) Employee gives the Company notice of the existence of an event described in clause (i), (ii), (iii), (iv) or (v) of this Section 2(d), within 90 days following the occurrence thereof, (y) the Company does not remedy such event described in clause (i), (ii), (iii), (iv) or (v) of this Section 2(d), as applicable, within 30 days of receiving the notice described in the preceding clause (x) of this Section 2(d), and (z) in all cases, Employee terminates employment pursuant to Section 2(a) within one year from the date the event described in clause (i), (ii), (iii), (iv) or (v) of this Section 2(d) initially occurred.

In the event Employee is a “Specified Employee” (as defined under Code Section 409A), then any and all payments or benefits under this Section 2 that are not excludable from Code Section 409A’s definition of “deferred compensation” shall commence being paid six (6) months after Executive’s Date of Termination. At such time, Employee shall receive one lump sum catch-up payment equal to the amount that would have been paid over the previous six (6)-month period. All remaining benefits or payments, if any, shall be paid as otherwise provided for under this Agreement.

3. Title; Duties. The Employee’s title shall be Senior Vice President and Chief Financial Officer and he shall report directly to the Chief Executive Officer of the Company. The Employee shall devote his full business time and efforts solely to the business and interests of the Company; provided, however, that nothing contained herein shall prohibit the Employee from serving on the board of directors or an advisory counsel of no more than three companies or otherwise participating on the board of any charitable, community, or similar organization so long as such activities do not, in the reasonable opinion of the Company’s Chief Executive Officer, unreasonably interfere with the Employee’s duties and responsibilities to the Company. During his employment with the Company, the Employee shall not engage in any activity which would be inconsistent with such duties or with the objectives and business of the Company and shall diligently perform his obligations and discharge his duties under this Agreement. The Employee shall adhere to all ethical practices and other rules and regulations established by the Company.

4. Salary and Benefits. During the term of the Employee’s employment with the Company, the Employee shall receive the following salary and benefits:

(a) Annual Salary. The Employee’s base annual salary as of the effective date of this Agreement shall be Four Hundred Twenty Eight Thousand Five Hundred Dollars ($428,500.00). The Employee’s base annual salary shall be reviewed on an annual basis and may be adjusted based on the performance of the Employee.

(b) Discretionary Bonus. The Employee shall be eligible to participate in all bonus programs of the Company that are generally provided for the benefit of the senior executives of the Company; provided that the amount of any such bonus shall be based on the criteria established for measuring the performance of Employee as determined by the Chief Executive Officer of the Company or the Board of Directors of the Company.

(c) Benefits. The Employee shall be eligible to participate in all health and welfare benefit plans and other employee benefit plans, practices, policies and programs provided by the Company and applicable to similarly situated employees of the Company, as the same may be amended from time to time.

(d) Automobile Allowance. During the term of the Employee’s employment with the Company, the Employee shall receive an automobile allowance equal to $500 per month.

(e) Stock Options. The Employee shall be eligible to participate in stock options and restricted stock awards (“Additional Awards”) made available to senior management of the Company after his first year of employment, which stock option awards shall be at the discretion of the Compensation Committee of the Board of Directors of the Company. Following either (i) a Change in Control at any time while the Employee is employed by the Company, and an election by the Employee to terminate his employment with the Company (or its successor) for Good Reason within two years of such Change in Control, or (ii) termination of the Employee by the Company without Cause, then the unvested portion of the Additional Awards shall immediately vest in the case of restricted stock awards, and, in the case of stock option awards, become immediately exercisable for the remaining term of such stock option.

5. Noncompetition. During the applicable Restriction Period (as defined below), the Employee shall not, directly or indirectly (whether individually or as a shareholder or other owner, investor, partner, director, officer, employee, consultant, creditor or agent of any person, firm, association, organization, or other entity other than the Company):

(a) Enter into, engage in, promote, assist (financially or otherwise), or consult with any business (the “Business”) which competes with the business of the Company anywhere in the United States;

(b) Induce (or attempt to induce) or encourage any employee, officer, director, representative, agent, vendor, or independent contractor of the Company to terminate or materially alter its relationship with the Company, or otherwise interfere or attempt to interfere in any way with the Company’s relationships with its employees, officers, directors, representatives, agents, vendors, independent contractors, or others;

(c) Employ or engage any person who, at any time within the twelve (12)-month period immediately preceding such employment or engagement, was an employee, officer, director, representative, agent, vendor, or independent contractor of any the Company; or

(d) Take any other action that would impair the value of the Business or the assets of the Company, including, without limitation, any action that would tend to disparage or diminish the reputation of the Company.

For purposes of this agreement, the term “Restriction Period” shall mean the period commencing on the date hereof and continuing for one (1) year after the date on which the Employee’s employment with the Company is terminated (for any reason).

The Employee acknowledges that (i) the provisions of Sections 5 and 6 of this Agreement are fundamental and essential for the protection of the Company’s legitimate business and proprietary interests, and (ii) such provisions are reasonable and appropriate in all respects.

Notwithstanding the foregoing, nothing contained in this Section 5 shall be deemed to preclude the Employee from owning less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

6. Nondisclosure. The Employee agrees that he shall not at any time after the date of this Agreement directly or indirectly copy, disseminate or use, for the Employee’s personal benefit or the benefit of any third party, any Confidential Information (as defined below), regardless of how such Confidential Information may have been acquired, except for the disclosure or use of such Confidential Information as may be (a) required by Employee in connection with his employment with the Company, (b) required by law, or (c) authorized in writing by the Company. For purposes of this Agreement, the term “Confidential Information” shall mean all information or knowledge belonging to, used by, or which is in the possession of the Company or relating to the Company’s business, business plans, strategies, or clients (including, without limitation, the names, addresses or telephone numbers of such clients), vendors, technology, programs, finances, costs, employees (including, without limitation, the names, addresses or telephone numbers of any employees), employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know-how or confidences of the Company, without regard as to whether any of such Confidential Information may be deemed confidential or material to any third party, and the Employee hereby stipulates to the confidentiality and materially of such Confidential Information. Notwithstanding anything to the contrary contained in the preceding sentence, Confidential Information shall not include information that is or becomes generally available to the public other than as a direct or indirect result of a disclosure by the Employee or a representative of the Employee. The Employee acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by the Employee and whether or not disclosed to or entrusted to the custody of the Employee. The Employee agrees upon the termination of Employee’s employment with the Company (for any reason), the Employee will return promptly to the Company all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies thereof) relating to the Company’s business which the Employee may then possess or have within the Employee’s control, regardless of whether any such documents constitute Confidential Information. The Employee further agrees that he shall forward to the Company or its designee all Confidential Information which at any time comes into the Employee’s possession or the possession of any other person, firm or entity with which the Employee is affiliated in any capacity.

7. Remedies. The Employee acknowledges and agrees that the Company would suffer irreparable harm from a breach by the Employee of the restrictive covenants set forth in Sections 5 or 6. Therefore, in the event of the actual or threatened breach by the Employee under Sections 5 or 6, the Company may, in addition and supplementary to any other rights and remedies exiting in its favor (including, without limitation, its right to terminate the Employee’s employment for Cause), apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violation of the provisions of Sections 5 or 6. The Employee agrees not to raise the defense of an adequate remedy at law in any such proceeding. The Employee agrees that the existence of any claim or cause of action by the Employee against the Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of the provisions of Section 5 or 6.

8. Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to the Employee:	Mr. Ware H. Grove
7678 Mannheim Court
Hudson, Ohio 44236

If to the Company:	CBIZ, Inc.
6050 Oak Tree Blvd., South
Suite 500
Cleveland, Ohio 44131
Attention: Chief Executive Officer
General Counsel

9. Reformation; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid under applicable law, such provision shall be effective only to the extent of its enforceability or validity, without affecting the enforceability or validity of the remainder of this Agreement, and such court shall have jurisdiction to reform this Agreement to the maximum extent permitted by law. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

10. Binding Effect: Waiver. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Employee, his heirs, executors, administrators, and other legal representatives and shall be binding on and inure to the benefit of the Company, its affiliates, successors or assigns. The failure of the Company at any time or from time to time to require performance of any of the Employee’s obligations under this agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.

11. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Employee and the Company with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.

12. Amendment. No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure by the Employee therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto.

13. Assignment. This Agreement is for personal services to be performed by the Employee and may not be assigned or transferred by the Employee, or the obligations of the Employee performed by any other party. All of the rights and obligations of the Company under this Agreement are fully assignable and transferable by the Company.

14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

17 . Tax Considerations and Payment Limitations.

(a) Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and, local, employment, or other taxes pursuant to any applicable law or regulation.

(b) Code Section 409A Compliance. This Agreement is intended to be operated in compliance with the provisions of Code Section 409A (including any applicable rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A and cannot be amended, modified, or terminated, then such provision shall be void and shall not apply to Employee, to the extent practicable. In the event that it is determined to not be feasible to so void a provision of this Agreement as it applies to any amount payable to or on behalf of Employee, such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A. No severance obligation or payment otherwise due to Employee as a result of a severance payable upon termination pursuant to Section 2 of this Agreement shall exist unless Employee first provides CBIZ with notice of the condition triggering such separation within 90 days after the initial existence of the condition, and Employee allows CBIZ to remedy the condition within at least 30 days after notice has been provided by Employee. If the condition contained in Employee’s notice is not remedied within the foregoing period, then Employee is entitled to claim a Separation from Service pursuant to Section 2 of this Agreement.

(c) Code Section 162(m)—Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, the Company may delay the payment of any amount otherwise due to Employee under Section 2 of this Agreement if the Company reasonably anticipates that its deduction resulting from such payment, either alone or in combination with any other amounts to be paid or provided to Employee under any section of this Agreement or any other agreements, plans or programs of the Company, would be reduced by application of Code Section 162(m); provided, however, that the Company shall make payments to Employee at the earliest date at which the Company believes Code Section 162(m) will no longer reduce its deduction for such payments.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the date first above written.

EMPLOYEE:

/s/ Ware H. Grove
Ware H. Grove

THE COMPANY:

CBIZ, Inc.

/s/ Jerome P. Grisko, Jr.
Jerome P. Grisko, Jr., CEO

EXHIBIT A

CHANGE IN CONTROL

Change in Control. A “Change in Control” shall mean the occurrence during the term of Employee’s employment with the Company of any of the following events: (A) any person or group of persons (including, without limitation, CBIZ and any shareholder of CBIZ) purchases thirty percent (30%) or more of the voting control or value of the capital stock of CBIZ, in one transaction or in a series of transactions (a “Transaction”), excluding, however, any repurchase of capital stock by CBIZ after the date of a Transaction; or (B) the shareholders of CBIZ approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of thirty percent (30%) or more of the voting control or value of the capital stock of CBIZ, or an agreement to sell or otherwise dispose of all or substantially all of CBIZ’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of CBIZ’s business, provided that the 30% change of control does not result from a repurchase of capital stock by CBIZ after such merger, consolidation or sale of assets.